Eli Lilly and Company Shareholder Value Award

Eli Lilly and Company
Shareholder Value Award
(for Executive Officers)

This Shareholder Value Award has been granted on February 3, 2016, for the Award Period of January 1, 2016 through December 31, 2018 by Eli Lilly and Company, an Indiana corporation with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to Grantee.

Stock Price Performance Levels

	No Payout	Level 1	Level 2	Level 3	Level 4	Level 5
Stock Price	<$77.51	$77.51 -- $88.02	$88.03 – $98.54	$98.55 – $109.06	$109.07 – $119.58	> $119.58
Percent of Target	0%	50%	75%	100%	125%	150%

Total Shareholder Return (TSR) Modifier

Eli Lilly and Company Shareholder Value Award

A. Recitals
Under the 2002 LILLY STOCK PLAN ("2002 Plan"), the Compensation Committee ("Committee") has determined the form of this Shareholder Value Award and selected the Grantee, an Eligible Employee of the Company or one of its subsidiaries, to receive a Shareholder Value Award for the Award Period January 1, 2016 through December 31, 2018. The applicable terms of the 2002 Plan are incorporated in this Shareholder Value Award by reference, including the definitions of terms contained in the 2002 Plan. This award is granted under Section 6 of the 2002 Plan, “Performance Awards to Eligible Employees,” and shall be considered a form of Performance Award for purposes of interpretation and administration of the award under the 2002 Plan.
B. Shareholder Value Award
Lilly grants to the Grantee the right to acquire Lilly Stock by issuance or transfer to the Grantee of the Performance Shares to which he or she is entitled under this Shareholder Value Award, subject to certain restrictions and on the terms and conditions contained in this Shareholder Value Award and the 2002 Plan. In the event of any conflict between the terms of the 2002 Plan and this Shareholder Value Award, the terms of the 2002 Plan shall govern.
Section 1. Statement of Award Period
The Award Period shall begin January 1, 2016 and end December 31, 2018.
Section 2. Number of Shares
The target number of Performance Shares for the Award Period shall be determined by the value approved by the Grantee’s supervisor, multiplied by the percentage determined by the Committee to be granted as a Shareholder Value Award, divided by the grant fair value determined in accordance with accounting principles currently applicable in the United States, rounded to the nearest full share. Target shares are set at Level 3. The number of Performance Shares that vest shall be equal to the product of (a) the target number of Performance Shares for the Award Period, multiplied by (b) the Percent of Target (as defined in Section 3), multiplied by (c) the TSR Modifier (as defined in Section 3), subject to adjustment as provided below in this Section or in Section 8. Grantees may view their Shareholder Value Award by logging on to the Merrill Lynch website at http://myequity.lilly.com beginning March 1 of each grant year.
The number of Performance Shares for the Award Period and the performance goals as described in Section 3 below, shall be subject to adjustment in accordance with the provisions of Section 4(b) of the 2002 Plan for certain corporate recapitalizations and other events and in a manner that does not cause any Shareholder Value Award that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code (“Performance-Based Compensation”) to fail to so qualify. A fractional share resulting from such adjustment shall in the discretion of the Committee either be paid in cash or rounded.
Section 3. Computation of Final Stock Price of Lilly Stock and TSR Modifier
As soon as reasonably practicable following the end of the Award Period, the Committee shall determine the Final Stock Price of Lilly Stock and TSR Modifier, which shall be computed in accordance with Section 16 and the provisions in this Section 3. To the extent the Shareholder Value Award is intended to constitute Performance-Based Compensation, the Committee shall certify the attainment level of the performance goals in accordance with the requirements of Section 162(m) of the Code.

Eli Lilly and Company Shareholder Value Award

a.	Lilly Stock Price. The Final Stock Price of Lilly Stock and the Percent of Target shall be computed in accordance with the definitions in this Section 3(a).

(i)    “Final Stock Price” of Lilly Stock shall mean the average of the closing price of a share of Lilly Stock on the New York Stock Exchange for each trading day in the last two months of the Award Period, rounded to the nearest cent.

(ii)    “Percent of Target” shall mean the percentage set forth in the Stock Price Performance Levels table on the first page of this Shareholder Value Award representing the attainment level of the Final Stock Price of Lilly Stock measured against the performance goal attainment levels set forth in the table and which shall be applied to the target number of Performance Shares as set forth in Section 2 to determine the number of Performance Shares that are eligible to vest.

b.
TSR Modifier. The number of Performance Shares that become eligible to vest based on the initial determination of the Percent of Target as provided under Section 3(a) shall be increased or decreased pursuant to the TSR Modifier, which is based on the Company’s TSR for the Award Period relative to the median TSR of the Peer Group for the Award Period. The TSR of the Company, the median TSR of the Peer Group, and the TSR Modifier shall be computed in accordance with the definitions in this Section 3(b).

(i)    “Total Shareholder Return” or “TSR” shall mean the quotient of (i) the Final Stock Price of Lilly Stock or shares of the Peer Group, as applicable, minus the Beginning Stock Price of Lilly Stock or share of the Peer Group, as applicable, including the impact of Dividend reinvestment on each ex-dividend date, if any, paid by the applicable issuer during the Award Period, divided by (ii) the corresponding Beginning Stock Price.

The stock prices and cash dividend payments reflected in the calculation of Total Shareholder Return shall be adjusted to reflect stock splits during the Award Period, and dividends shall be assumed to be reinvested in the relevant issuer’s shares for purposes of the calculation of Total Shareholder Return.

(ii)
“Beginning Stock Price” shall mean the average closing price of a share of Lilly Stock on the New York Stock Exchange or a share of each Peer Group company’s stock, as applicable, for each trading day in the two-month period immediately preceding the Award Period, rounded to the nearest cent.

(iii)
“Final Stock Price” of Lilly Stock shall be determined in accordance with Section 3(a). “Final Stock Price” of each Peer Group company’s stock shall mean the average of the closing price of a share of each Peer Group company’s stock for each trading day in the last two months of the Award Period, rounded to the nearest cent.

(iv)	“Dividend” shall mean Ordinary or Extraordinary cash dividends paid by Lilly or a Peer Group company to its shareholders of record at any time during the Award Period.

Eli Lilly and Company Shareholder Value Award

(v)
“Peer Group” shall mean all companies identified and most recently approved by the Committee as a member of the Company’s Peer Group in effect as of the date of grant. Companies that are members of the Peer Group at the beginning of the Award Period that subsequently cease to be traded on a market where an independent share price can be determined shall be excluded from the Peer Group.

(vi)
“TSR Modifier” shall mean a whole percentage, as set forth in the TSR Modifier graphic on the first page of this Shareholder Value Award, representing the absolute percentage point difference in the performance of the Company’s TSR compared to the Peer Group’s median TSR, subject to a maximum TSR Modifier of plus or minus 20% (i.e., each whole percentage point represents the percentage that the Company’s TSR is above/below the Peer Group’s median TSR).

Section 4. Determination and Announcement of Award
After the Final Stock Price of Lilly Stock and TSR Modifier for the Award Period have been determined by the Committee, the number of Performance Shares that have vested (determined in accordance with Sections 2 and 8), together with the Committee’s election between cash and Performance Shares under Section 5, shall be communicated to the Grantee.
Section 5. Committee Election to Pay Cash
At any time during the Award Period or until paid in accordance with Section 6, the Committee may, if it so elects, determine to pay part or all of any Shareholder Value Award in cash in lieu of issuing or transferring Performance Shares. The amount of cash shall be based upon the fair market value of Lilly Stock on a valuation date to be determined by the Committee.
Section 6. Issuance or Transfer of Performance Shares and Payment of Cash Award
Subject to the provisions of Section 7 and Section 12 below, Lilly shall issue or transfer to the Grantee any Performance Shares to be issued or transferred under Section 4 (and/or pay to the Grantee any cash pursuant to Section 5) within a sixty day period starting the day after the Award Period expiration and ending on the sixtieth day after the Award Period expiration as stated in Section 1. Grantee shall have no rights as a shareholder of Lilly with respect to the shares of Lilly Stock until the shares are issued or transferred on the books of Lilly.
Section 7. Continued Employment Requirement
If the status of the Grantee as an Eligible Employee, as defined in the 2002 Plan, terminates before the end of the Award Period except as outlined in Section 8(c), then all rights of the Grantee under this Shareholder Value Award shall terminate with respect to the Award Period. The Company shall incur no liability to Grantee under this Shareholder Value Award by terminating Grantee's status as an Eligible Employee whether by action with respect to Grantee individually, either with or without cause, or by dissolution or liquidation of Lilly or merger or consolidation of Lilly with a corporation in which Lilly is not the surviving corporation, or otherwise.
Section 8. Adjustments for Certain Employment Status Changes
The number of Performance Shares described in Section 2 is based on the assumption that the Grantee is an employee in good standing throughout the entire Award Period. Unless the Committee determines, in

Eli Lilly and Company Shareholder Value Award

its sole discretion, that such adjustments are not advisable after consideration of employment laws in the country where the Grantee resides, the number of Performance Shares shall be adjusted for changes in employment status during the Award Period as follows:

a.
Leaves of Absence. The number of Performance Shares shall be reduced proportionally for any portion of the total days in the Award Period during which the Grantee is on an approved unpaid leave of absence longer than ninety (90) days.

b.
Demotions, Disciplinary Actions and Misconduct. The Committee may, at its discretion, cancel this Shareholder Value Award or reduce the number of Performance Shares, prorated according to time or other measure as determined appropriate by the Committee, if during any portion of the Award Period the Grantee has been (i) demoted to a job classification below those considered by the Committee to be eligible for Shareholder Value Awards, (ii) subject to disciplinary action by the Company, or (iii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the Company.

c.
Qualifying Termination. In the event the Grantee’s employment is subject to a Qualifying Termination (as defined below), the number of Performance Shares shall be reduced proportionally for the portion of the total days during the Award Period in which the Grantee was not an active employee. Any payment of Performance Shares that have been reduced by operation of this Section 8(c) shall be paid following the Award Period expiration as described in Section 6.

A Qualifying Termination means any one of the following:

(i)
retirement as a “retiree,” which is a person who is (A) a retired employee under the Lilly Retirement Plan; (B) a retired employee under the retirement plan or program of a Lilly subsidiary; or (C) a retired employee under a retirement program specifically approved by the Committee.

(ii) death of the Grantee while in the active service of the Company;
(iii) termination due to disability;

(iv)	termination resulting directly from the closing of a plant site or other corporate location;

(v)	termination resulting directly from the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions;

(vi)
termination as a result of the Grantee’s failure to locate a position within the Company or any of its subsidiaries or affiliates following the placement of the Grantee on reallocation or medical reassignment in the United States.

The Committee will be responsible for approving, in its discretion, what is classified as a Qualifying Termination.
Section 9. Notices, Payments, and Electronic Delivery and Participation
Any notice to be given by the Grantee or Successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Treasurer of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any Successor Grantee, at the address specified in writing to Lilly by the Successor Grantee. In addition, Lilly may, in its sole discretion, decide

Eli Lilly and Company Shareholder Value Award

to deliver any documents related to the Shareholder Value Award and participation in the 2002 Plan by electronic means or request the Grantee’s consent to participate in the 2002 Plan by electronic means. By accepting this Shareholder Value Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the 2002 Plan through an on-line or electronic system established and maintained by Lilly or a third party designated by Lilly.
Section 10. Waiver
The waiver by Lilly of any provision of this instrument at any time or for any purpose shall not operate as or be construed to be a waiver of that provision or any other provision of this instrument at any subsequent time or for any other purpose.
Section 11. Revocation or Modification
This Shareholder Value Award shall be irrevocable except that Lilly shall have the right to revoke or modify this Shareholder Value Award under Sections 13(e) and/or 13(k) of the 2002 Plan or pursuant to Section 8(b) above.
Section 12. Responsibility for Taxes
Regardless of any action Lilly and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the 2002 Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by Lilly or the Employer. The Grantee further acknowledges that Lilly and the Employer (a) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Shareholder Value Award, including the grant of the Shareholder Value Award, the expiration of the Award Period, the transfer and issuance of any Performance Shares or the receipt of any cash payment pursuant to this Shareholder Value Award, the receipt of any dividends and the sale of any Performance Shares acquired pursuant to this Shareholder Value Award; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Shareholder Value Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.
Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items.

a.
If the Shareholder Value Award is paid to the Grantee in cash in lieu of Performance Shares, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax-Related Items by withholding from the cash amount paid to the Grantee pursuant to the Shareholder Value Award or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

b.
If the Shareholder Value Award is paid to the Grantee in Performance Shares and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Grantee authorizes Lilly and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (ii) arrange for the sale of Performance Shares to be issued upon the expiration of the

Eli Lilly and Company Shareholder Value Award

Award Period (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to Lilly or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, and/or (iii) withhold in Performance Shares otherwise issuable to the Grantee pursuant to this Shareholder Value Award.

c.
If the Shareholder Value Award is paid to the Grantee in Performance Shares and the Grantee is subject to the short-swing profit rules of Section 16(b) of the 1934 Act, Lilly will withhold in Performance Shares otherwise issuable to the Grantee pursuant to this Shareholder Value Award, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax-Related Items may be satisfied by one or a combination of the methods set forth in Section 12(b)(i) and (ii) above.

Depending on the withholding method, Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will not be entitled to the equivalent amount in Performance Shares. If the obligation for Tax Related Items is satisfied by withholding Performance Shares as described in Section 12(b)(iii) or Section 12(c) above, for tax purposes, the Grantee will be deemed to have been issued the full number of Performance Shares to which he or she is entitled pursuant to this Shareholder Value Award, notwithstanding that a number of Performance Shares are withheld to satisfy the obligation for Tax Related Items. Lilly may require Grantee to pay Lilly and/or the Employer any amount of Tax Related Items that Lilly and/or the Employer may be required to withhold or account for as a result of any aspect of this Shareholder Value Award that cannot be satisfied by the means previously described. Lilly may refuse to deliver Performance Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 12.
Section 13. Section 409A Compliance
To the extent applicable, it is intended that this Shareholder Value Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”), and this Shareholder Value Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. This Shareholder Value Award is subject to Section 13(k) of the 2002 Plan concerning Section 409A.
Section 14. Prohibition Against Transfer
The right of a Grantee to receive Performance Shares (or the payment of the cash equivalent) under this Shareholder Value Award may not be transferred except by operation of law to a duly appointed guardian of the estate of Grantee or to a Successor Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of Sections 7 and 8. A Grantee may not assign, sell, pledge or otherwise transfer Performance Shares or cash to which he or she may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.
Section 15. Severability and Section Headings
If one or more of the provisions of this instrument shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void;

Eli Lilly and Company Shareholder Value Award

however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this instrument to be construed so as to foster the intent of this Shareholder Value Award and the 2002 Plan.
The section headings in this instrument are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.
Section 16. Determinations by Committee
Determinations by the Committee pursuant to any provision of the 2002 Plan, pursuant to rules, regulations and procedures adopted by the Committee or pursuant to this instrument, including without limitation (a) the determination of the amount and method of computation of the Final Stock Price of Lilly Stock or shares of the Peer Group, (b) the determination of the amount and method of computation of the TSR Modifier, (c) whether to make an exception to the rule of Section 7 or adjustments under Section 2 or Section 3, and (d) what constitutes “misconduct” for purposes of Section 26 below and any other determinations under Section 26, shall be final and binding on the Grantee and any Successor Grantee.
Section 17. Change in Control
The provisions of Section 12(a)(iii) of the 2002 Plan apply to this Shareholder Value Award with the following modifications:
a. The only Change in Control event that shall result in a payment under Section 12(a)(iii) of the 2002 Plan shall be consummation of a change in ownership of the Company as defined in Section 12(b)(i) of the 2002 Plan (a “Transaction”).
b. On the date of the consummation of such Transaction, the Grantee will be paid an amount equal to the product of (a) the Grantee's award opportunity for the Shareholder Value Award based on the value of Lilly Stock established for the consideration to be paid to holders of Lilly Stock in the Transaction, and (b) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Award Period to the date of the consummation of the Transaction and the denominator of which is the total number of days in the Award Period. The payment shall be made in the form of shares of Lilly Stock immediately prior to the consummation of the Transaction in order to allow the Lilly Stock to be outstanding and for the Grantee to be eligible to receive the consideration being paid to Lilly shareholders in connection with the Transaction.
Section 18. Grantee’s Acknowledgements
In accepting this Shareholder Value Award, the Grantee acknowledges, understands and agrees that:

a.	the 2002 Plan is established voluntarily by Lilly, it is discretionary in nature and may be modified, amended, suspended or terminated by Lilly at any time, as provided in the 2002 Plan;

b.
the Shareholder Value Award is voluntary and occasional and does not create any contractual or other right to receive future Shareholder Value Awards, or benefits in lieu of Shareholder Value Awards , even if Shareholder Value Awards have been granted in the past;

c.	all decisions with respect to future grants of Shareholder Value Awards or other grants, if any, will be at the sole discretion of Lilly;

d.	the Grantee’s participation in the 2002 Plan is voluntary;

Eli Lilly and Company Shareholder Value Award

e.	the Shareholder Value Award and any Performance Shares are not intended to replace any pension rights or compensation;

f.
the Shareholder Value Award and any Performance Shares, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

g.
neither the Shareholder Value Award nor any provision of this instrument, the 2002 Plan or the policies adopted pursuant to the 2002 Plan confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Shareholder Value Award shall not be interpreted to form an employment contract or relationship with Lilly or any subsidiary of Lilly;

h.	the future value of the underlying Performance Shares is unknown, indeterminable and cannot be predicted with certainty;

i.	the value of any Performance Shares acquired upon expiration of the Award Period may increase or decrease, even below the tax valuation price;

j.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Shareholder Value Award resulting from the Grantee ceasing to provide employment or other services to Lilly or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any) and, in consideration of the grant of the Shareholder Value Award to which the Grantee is otherwise not entitled, the Grantee agrees never to institute any claim against the Company, any subsidiary of Lilly or the Employer, waives the ability, if any, to bring any such claim and releases the Company, its subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the 2002 Plan, the Grantee will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

k.
for purposes of the Shareholder Value Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to Lilly or a subsidiary of Lilly and the Grantee’s right, if any, to earn and be paid any portion of the Shareholder Value Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Shareholder Value Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence);

l.	the Grantee is solely responsible for investigating and complying with any laws applicable to him or her in connection with the Shareholder Value Award; and

Eli Lilly and Company Shareholder Value Award

m.
the Company has communicated share ownership guidelines that apply to the Grantee, and the Grantee understands and agrees that those guidelines may impact any Performance Shares subject to, or issued pursuant to, the Shareholder Value Award;

Section 19. No Advice Regarding Grant
Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the 2002 Plan, or the Grantee’s acquisition or sale of the underlying Performance Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the 2002 Plan before taking any action related to the 2002 Plan.
Section 20. Data Privacy
The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Shareholder Value Award and any other Award materials by and among, as applicable, the Employer, Lilly, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan.
The Grantee understands that Lilly and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Lilly, details of all Shareholder Value Awards or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the 2002 Plan (“Data”).
The Grantee understands that Data will be transferred to Merrill Lynch, KPMG and/or any other stock plan service provider or tax or legal advisor as may be selected by Lilly in the future, which is assisting in the implementation, administration and management of the 2002 Plan. The Grantee understands that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares or cash received pursuant to the Award may be deposited. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the 2002 Plan. The Grantee understands that the Grantee may, at any time, request an equity award transaction statement, request any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee the Shareholder Value Award or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the 2002 Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
Section 21. Effective Date
The effective date of this instrument shall be the date of grant.

Eli Lilly and Company Shareholder Value Award

Section 22. Governing Law and Choice of Venue
The validity and construction of this Shareholder Value Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Shareholder Value Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Shareholder Value Award is granted and/or to be performed.
Section 23. Language
If the Grantee has received this instrument or any other document related to the 2002 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 24. Imposition of Other Requirements
If the Grantee relocates to another country, any special terms and conditions applicable to Shareholder Value Awards granted in such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
In addition, the Company reserves the right to impose other requirements on the Shareholder Value Award and any Performance Shares acquired under the 2002 Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 25. Award Subject to Acknowledgement of Acceptance
Notwithstanding any provisions of this instrument, the Shareholder Value Award is subject to acknowledgement of acceptance by the Grantee prior to 4:00 PM (EDT) April 30, 2016, through the website of Merrill Lynch, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Award prior to 4:00 PM (EDT) April 30, 2016, the Shareholder Value Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances.
Section 26. Compensation Recovery
At any time during the three years following the date on which the number of Performance Shares subject to the Shareholder Value Award has been determined under Section 4 above, the Company reserves the right to and, in appropriate cases, will seek restitution of all or part of any shares of Lilly stock that have been issued or cash that has been paid pursuant to this Shareholder Value Award if:

a. (i)
the number of Performance Shares or the amount of the cash payment was calculated based, directly or indirectly, upon the achievement of financial results that were subsequently the subject of restatement of all or a portion of the Company’s financial statements;

(ii)	the Grantee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and

(iii)	the number of Performance Shares or the amount of cash payment that would have been issued or paid to the Grantee had the financial results been properly reported would have

Eli Lilly and Company Shareholder Value Award

been lower than the number of Performance Shares actually issued or the amount of cash actually paid.

b.
the Grantee has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the company.

Furthermore, in the event the number of Performance Shares issued or cash paid pursuant to this Shareholder Value Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Grantee), the Company reserves the right to and, in appropriate cases, will :

a.
seek restitution of the Performance Shares or cash paid pursuant to this Shareholder Value Award to the extent that the number of Performance Shares issued or the amount paid exceeded the number of Performance Shares that would have been issued or the amount that would have been paid had the inaccuracy or error not occurred, or

b. issue additional Performance Shares or make additional payment to the extent that the number of Performance Shares issued or the amount paid was less than the correct amount,
This Section 26 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.
IN WITNESS WHEREOF, Lilly has caused this Shareholder Value Award to be executed and granted in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY

By: ______________________
John C. Lechleiter
Chairman of the Board, President and
Chief Executive Officer